UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Section 240.14a-12

Atheros Communications, Inc.

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Filed by Atheros Communications, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Atheros Communications, Inc.

Commission File No.: 0-50534

FAQs for Atheros Employees

ATHEROS EMPLOYEE FAQs

NOTE: This document has been developed to assist in answering employee questions. It does not constitute a contract or agreement; individual employment terms will be provided in offer letters. This document should not be forwarded either internally or externally. All information contained in this document is contingent upon the close of the pending Atheros/Qualcomm transaction and is subject to change based on the outcomes of the transaction terms and conditions.

Integration

How will the integration be handled?

A joint Qualcomm/Atheros Integration Team will be formed to begin planning for the close of the transaction and managing the details of integrating Atheros with Qualcomm.

Will all Atheros employees be hired by Qualcomm?

Since we are focused on growing the business, we expect that the vast majority of Atheros employees will become employed by a Qualcomm company. In fact, we anticipate an expansion of the workforce in many of the technical areas. As with any acquisition, however, it is possible that the combination could result in some redundant positions that would need to be addressed.

How and when will my questions about the acquisition and integration be answered?

This initial FAQ document is aimed at answering as many of your questions as possible. We realize, however, that you have many additional follow-up and detailed questions regarding the transaction. As we begin working through the details of the integration, we will try to address these questions as answers become available. In addition to providing updates and answers to your questions via email and live meetings, you will also receive access to an integration website in the next few weeks.

What is the timeline for the transaction?

Completion of the acquisition is subject to regulatory approval and other customary closing conditions. The transaction is expected to close within the first half of 2011.

Organization

Will the organizational structure change?

Upon the close of the transaction, Atheros will become a new wholly owned subsidiary of Qualcomm Incorporated called Qualcomm Networking and Connectivity (QNC). Craig Barratt will become President of QNC, reporting to Steve Mollenkopf, EVP and Group President of Qualcomm. We do not anticipate significant changes to the organizational structure.

Who will lead the organization once it becomes part of Qualcomm?

Craig Barratt, will continue to lead the organization and report directly to Qualcomm EVP and Group President Steve Mollenkopf.

Qualcomm Confidential – For Internal Use Only

Will there be changes in management?

We do not anticipate there will be significant changes to management.

Facilities

Will we remain in our same office locations?

We expect that Atheros employees will remain in their current offices. There may however be opportunities in the future to co-locate Atheros employees into existing Qualcomm offices.

Human Resources

Will our benefits change?

Qualcomm is currently evaluating all Atheros benefit programs worldwide with the intent to align Atheros and Qualcomm programs by country. It is expected that employees in certain countries will continue to participate in existing Atheros programs while others may transition to Qualcomm programs. U.S. employees will transition to Qualcomm benefit programs within approximately 90 days following the transaction close. Qualcomm’s benefits package provides extensive protection and security while emphasizing quality, life-enhancing programs. More details will be available as the integration moves forward.

How can I learn more about Qualcomm’s benefits programs?

Qualcomm will provide you with information regarding the status of benefit program integration, benefit program details and timing of changes prior to the transaction close.

Will Qualcomm provide service credit for my years of service with Atheros?

Qualcomm will recognize Atheros employees’ years of service for most purposes.

Will my current title and compensation change with Qualcomm?

At close, you will join Qualcomm with the same or a similar title based on Qualcomm’s title structure and base compensation. This includes any compensation and title changes that may result from Atheros’ 2011 annual review cycle. Consistent with Qualcomm practice, a compensation study will be conducted within 90 days of transaction close to determine market competitiveness. Overall compensation and benefits practices are driven by each locale. Qualcomm’s philosophy is to provide total compensation and reward programs that are externally competitive and internally equitable.

How will my Qualcomm job level and title be determined?

Each employee’s current title and skill set will be evaluated in order to provide titles consistent with Qualcomm practice. During the integration process, a further evaluation of scope of responsibility and level will take place to determine if adjustments are needed.

What will happen with my existing Atheros RSUs and stock option grants?

Qualcomm will be assuming all outstanding Atheros RSUs and stock options, using the same terms and vesting schedule as they have now. These RSUs and options will convert to an opportunity to receive or purchase, as applicable, Qualcomm Incorporated stock based on the ratio of the merger consideration (i.e. $45) to the average closing price of Qualcomm stock for the 20 days prior to the acquisition close closing.

Qualcomm Confidential – For Internal Use Only

What will happen with Atheros’ ESPP?

At the time of the close, Atheros’ current offering period will end. Shares will be purchased on participants’ behalf under the usual terms and conditions of Atheros’ Employee Stock Purchase Plan. These resulting shares, like all other Atheros shares, will be converted to the right to receive the merger consideration (i.e. a cash payment) at closing. For shares previously purchased under Atheros’ ESPP, these shares will also be converted into the right to receive the merger consideration at closing.

What is the performance management process like?

Qualcomm’s Total Rewards Review process takes place twice a year in May and November. During this process, appraisals are conducted so that performance can be measured against established goals. Based on performance, employees are eligible during each review period for a merit increase to base salary, a performance bonus and additional stock-based awards. Merit increases and bonus budgets are determined by market practice and budgetary considerations. Assuming a mid-year acquisition close, Atheros employees joining Qualcomm will be eligible for the Fall 2011 Total Rewards Review process.

Communication

What are we communicating to the marketplace?

In addition to the press release and investor call, we also plan to make a formal public announcement at the close of the transaction. Please keep in mind that all questions from press, investors and analysts should be forwarded to the appropriate contacts:

•	Atheros Public Relations: Molly Mulloy, molly.mulloy@atheros.com, 1-408-830-5850

•	Atheros Investor Relations: David Allen, ir@atheros.com, 1-408-773-5200

•	Qualcomm Public Relations: Tina Asmar, corpcomm@qualcomm.com, 1-858-845-5959

•	Qualcomm Investor Relations: Warren Kneeshaw, ir@qualcomm.com, 1-858-658-4813

What is the process for keeping Atheros employees updated with information about the transaction and integration?

Face-to-face meetings, email and a forthcoming website will be made available to provide employees with information and details regarding the transaction and integration. The website will also serve as a forum for employees to raise any questions regarding the transaction and integration.

How should employees raise any questions they have regarding the transaction?

Employees may raise any questions regarding the transaction/integration to his or her line manager, Human Resources, or Qualcomm/Atheros senior management.

Additional Information:

In connection with the proposed transaction, Atheros intends to file a definitive proxy statement and other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of Atheros are urged to read the proxy statement and other relevant materials because these materials will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by Atheros with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from Atheros at www.Atheros.com or by contacting Atheros Investor Relations at: David.Allen@Atheros.com and 408.830.5762.

Atheros and Qualcomm and each of their executive officers and directors may be deemed to be participants in the solicitation of proxies from Atheros’ stockholders in favor of the proposed transaction. A list of the names of Atheros’ executive officers and directors and a description of their respective interests in Atheros are set forth in the

Qualcomm Confidential – For Internal Use Only

proxy statement for Atheros’ 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2010, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. Certain executive officers and directors of Atheros have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the definitive proxy statement.

Qualcomm Confidential – For Internal Use Only

Additional Information and Where to Find It

In connection with the proposed transaction, Atheros intends to file a definitive proxy statement and other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of Atheros are urged to read the proxy statement and other relevant materials because these materials will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by Atheros with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from Atheros at www.Atheros.com or by contacting Atheros Investor Relations at: David.Allen@Atheros.com and 408.830.5762.

Atheros and Qualcomm and each of their executive officers and directors may be deemed to be participants in the solicitation of proxies from Atheros’ stockholders in favor of the proposed transaction. A list of the names of Atheros’ executive officers and directors and a description of their respective interests in Atheros are set forth in the proxy statement for Atheros’ 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2010, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. Certain executive officers and directors of Atheros have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the definitive proxy statement.

Participants in Solicitation

Atheros and Qualcomm and each of their executive officers and directors may be deemed to be participants in the solicitation of proxies from Atheros’ stockholders in favor of the proposed transaction. A list of the names of Atheros’ executive officers and directors and a description of their respective interests in Atheros are set forth in the proxy statement for Atheros’ 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2010, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. Certain executive officers and directors of Atheros have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the definitive proxy statement.

Note on Forward-Looking Statements

Certain statements in this communication including, but not limited to, statements regarding any statements of the plans, strategies and objectives of management for future operations; timing of the closing; and any statements of assumptions underlying any of the foregoing, are forward-looking statements within the meaning of the Private Securities Reform Act of 1995 that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, the risk that we will not realize the anticipated benefits of the proposed merger; that the merger will not be consummated; failure to receive regulatory approval for the acquisition; failure to obtain the approval of the Atheros stockholders; risks associated with acquisitions generally, including the ability to successfully integrate technologies, employees and operations; diversion of management’s attention and retaining key employees; and other risks detailed from time to time in the reports Atheros files with the Securities and Exchange Commission including Atheros’ Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended September 30, 2010. Copies of reports Atheros filed with the SEC are posted on its Web site and are available from Atheros without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Atheros disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.